Exhibit 99.1

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Escalera Resources Reports Full-year 2014

Financial and Operating Results

For immediate release

Denver, Colorado and Houston, Texas (April 14, 2015) - Escalera Resources Co. (NASDAQ: ESCR) today reported its full-year 2014 financial and operating results and provided a Company update.

Financial and Operating Results

The Company incurred a net loss attributable to common stock of $11.3 million, or $0.83 per share for 2014, as compared to a net loss of $16.8 million, or $1.48 per share, for 2013.

Clean earnings, a non-GAAP financial measure, totaled $4.9 million, or $0.36 per share, for 2014, as compared to $10.2 million, or $0.90 per share, for 2013.

Clean earnings excludes the effects on net loss of non-cash charges, including depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense.  Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of GAAP net loss to clean earnings.

Clean earnings for 2014 was impacted by the following:

Pricing

The Company experienced a 4% decrease in its average realized natural gas price, which decreased to $3.76 per Mcf in 2014 from $3.91 per Mcf in 2013.

Production

Production totaled 8.2 Bcfe for 2014, representing an 11% decrease from 2013.

Production decreased 8% at the Catalina Unit in 2014 due to both normal production declines and several operational interruptions in the third quarter of 2014, including a power outage and equipment interruptions due to lightning strikes.  As a result, certain wells were briefly shut-in and are now recovering from water build-up. The Company is currently in the process of changing its electric compressors to natural gas fueled compressors, which the Company expects will result in considerable operating cost savings.

Production at the Spyglass Hill Unit continues to be impacted by infrastructure constraints, and decreased by 9% as compared to 2013. The Company participated in the drilling of 32 new producing wells in 2014.  The operator of this unit has indicated that it does not plan to drill any additional wells in 2015, unless economic conditions and pricing improve.

The decrease in production from the Mesa Units during 2014 was primarily due to normal production declines as the operator is currently drilling in an area where the Company only has a small overriding royalty interest. The Company expects the operator to begin drilling in the Mesa “C” PA in 2016 or 2017, where the Company has a 6.4% reversionary carried interest.

Cash settlement of certain hedge positions

In August 2014, Escalera replaced its credit facility with a new $250 million credit facility (opening with a $50 million borrowing base).  In conjunction with the Company entering into the new credit agreement, the Company settled its commodity and interest rate hedge positions held with its former lender.  The Company realized a gain of $1.3 million on the settlement of its commodity derivatives and a $315,000 loss on its interest rate swap.

Non-cash gain/loss on derivative instruments

The Company recognized an unrealized non-cash gain from its commodity derivatives of $6.5 million in 2014, resulting from the change in the fair value of its commodity contracts at December 31, 2014.  This compared to an unrealized non-cash loss of $6.9 million in 2013.

General and administrative expenses

The Company’s general and administrative expenses increased to $7.1 million for 2014 from $5.4 million in 2013, primarily due to severance expense of approximately $1.2 million for three employees, including our former chief executive officer. The Company also experienced higher legal costs and higher board of directors’ related expenses.

Provision for gas-to-liquids advances

In May 2014, the Company entered into a letter agreement (the “Letter Agreement”) to jointly initiate the development, construction and operations of a gas-to-liquids plant in Wyoming. Under the terms of the Letter Agreement a definitive agreement was to be executed in January 2015 or the Letter Agreement would terminate. The Company was not able to agree on terms for a definitive agreement with the counterparty to the Letter Agreement, and as such, the Letter Agreement terminated January 29, 2015. The Company requested reimbursement for amounts advanced under the Letter Agreement, however, has yet to receive reimbursement. The Company filed a lawsuit against the other party to the Letter Agreement for breach of contract, seeking recovery of all amounts advanced under the Letter Agreement, or $1.4 million through January 2015.  The results of operations for December 31, 2014 include a provision to reserve for the amount incurred as of year-end, or $1.2 million, as collectability is uncertain.

Reserves

The Company had estimated proved reserves of 87.3 Bcfe as of December 31, 2014, with a standardized measure value of $99.9 million. Estimated proved reserves were 98% natural gas, of which 57% were proved developed.  The increase in reserves from revisions of estimates and extensions and discoveries was approximately 2.5 times the Company's 2014 production.  The positive revisions were primarily due to an increase in the average natural gas price used in the reserve estimate, as calculated in accordance with the Securities and Exchange Commission ("SEC").  SEC pricing increased 24% to $4.36 per MMbtu in 2014 as compared to $3.53 per MMbtu in 2013.  As a result of the higher pricing, certain of the undeveloped well locations in the Catalina Unit which were excluded from the Company’s 2013 reserve estimate became economic and are included in the 2014 year-end reserve estimate.  The increase from the Catalina Unit reserves was offset by downward revisions in the reserve estimate at the Pinedale Anticline properties.  The estimate of the Pinedale Anticline reserves reflects a steeper decline curve than previously estimated. It should be noted that prices received for oil and natural gas have decreased substantially since mid- 2014, accordingly reserve estimates are expected to decrease.

Hedging Activity

The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its production.  All of the contracts the Company enters into require no up-front costs to the Company.  The table below summarizes the Company’s current open derivative contracts as of December 31, 2014.

Type of Contract	Remaining Contractual Volume (Bbls)	Term	Price ($/Bbl)(1)
Fixed price swap	20,400	01/15-12/15	$91.44
Total contracted oil volumes	20,400

Type of Contract	Remaining Contractual Volume (Mcf)	Term	Price ($/Mcf)(2)
Three-way costless collar	6,600,000	01/15-12/15	$3.25	put (short)
			$3.85	put (long)
			$4.08	call (short)
Total 2015 contracted volumes	6,600,000

Fixed price swap	1,830,000	01/16-12/16	$4.07
Fixed price swap	3,660,000	01/16-12/16	$4.15
Total 2016 contracted volumes	5,490,000

Total contracted natural gas volumes	12,090,000

(1)	New York Mercantile Exchange (“NYMEX”) Light Sweet Crude Oil (“WTI”).
(2)	NYMEX Henry Hub Natural Gas (“NG”).

Going Concern

The Company’s auditors have included a going concern explanatory paragraph in their report included in the 2014 financial statements. Escalera’s cash flow from operations has been negatively impacted by the decreases in natural gas commodity prices, and as a result, the borrowing base available under the Company’s credit facility will likely be reduced. As a result, the Company’s ability to continue as a going concern is uncertain.

Form 10-K

Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on April 15, 2015, for a more detailed discussion of the Company’s results.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended
	December 31,	December 31,
	2014	2013

Revenues
Oil and gas sales	$ 34,136	$ 31,784
Transportation revenue	3,540	3,745
Price risk management activities	6,243	(730)
Other income, net	170	520

Total revenues	44,089	35,319

Expenses
Lease operating expenses	13,228	13,135
Production taxes	4,028	3,906
Pipeline operating expenses	4,331	5,194
Exploration expenses including dry holes	116	181
Impairment and abandonment
of equipment and properties	1,708	4,992

Total Expenses	23,411	27,408

Gross Margin Percentage	46.9%	22.4%

General and administrative	7,094	5,395
Depreciation, depletion and amortization	19,419	20,942
Interest expense, net	1,826	1,307
Provision for gas-to-liquids advance	1,160	-

Pre-tax loss	(8,821)	(19,733)

Provision for deferred taxes	1,236	6,660

Net loss	(7,585)	(13,073)

Preferred stock requirements	(3,723)	(3,723)

Net loss attributable to common stock	$ (11,308)	$ (16,796)

Net loss per common share:
Basic and diluted	$ (0.83)	$ (1.48)

Weighted average shares outstanding
Basic and diluted	13,603,904	11,332,129

SELECTED BALANCE SHEET DATA
(In thousands)

	December 31,	December 31,
	2014	2013	% Change

Total assets	$ 127,879	$ 132,400	-3%

Outstanding balance on credit facility	47,515	47,450	0%

Total stockholders' equity	20,906	27,311	-23%

SELECTED CASH FLOW DATA
(In thousands)

	Year ended
	December 31,	December 31,
	2014	2013	% Change

Net cash provided by
operating activities	$ 8,712	$ 13,082	-33%

Net cash used in
investing activities	(5,085)	(10,523)	-52%

Net cash used in
financing activities	(493)	(3,830)	-87%

SELECTED OPERATIONAL DATA

	Year ended
	December 31,	December 31,
	2014	2013	% Change

Total production (Mcfe)	8,232,740	9,211,802	-11%

Average price realized per Mcfe	$ 3.95	$ 4.12	-4%

Company Update

Near-Term Strategy

The decline in commodity prices for natural gas that occurred beginning in the second half of 2014 has negatively impacted Escalera’s operating cash flows and is expected to have a significant impact on amounts available under the Company’s credit facility. While a majority of the Company’s 2015 natural gas production is hedged, the Company utilized three-way collars to hedge its 2015 natural gas production and 2015 pricing thus far has typically been well below the second “floor” of $3.25 per MMBtu.  The Company’s credit facility is subject to semi-annual redeterminations of the borrowing base, the first of which for 2015 is currently underway. The Company expects this borrowing base redetermination to be effective in May 2015, and that its borrowing base will be reduced with an expected call by the bank for principal reduction of the loan balance, which could lead to a lack of liquidity available to the Company.

As a result, the Company’s management is pursuing certain short-term strategies, simultaneously, in order to maintain liquidity. Given the Company’s existing capital structure, specifically the Series A Preferred Stock’s liquidation preference, it is likely Escalera will be unable to raise additional capital to support its future cash needs and longer-term acquisition and development strategy. In March 2015, Escalera announced that it was suspending the cash dividend on its Series A Preferred Stock for the quarter ending March 31, 2015 to preserve capital. The Company is currently focused on:

1)	identifying potential merger candidates;
2)	maintaining production while efficiently managing, and in some cases reducing, operating and general administrative costs; and
3)	evaluating asset divestiture opportunities which would be beneficial from a debt reduction standpoint.

There can be no assurance that any, or all of these, will be successful in meeting any anticipated lack of liquidity and allow the Company to execute on its overall long-term strategy of acquiring and developing natural gas properties.

Credit Facility

The inclusion of a going concern explanatory paragraph in the auditors’ report of the Company’s audited 2014 financial statements triggered an event of default under Escalera’s credit facility. Additionally, Escalera anticipates that, beginning with its first quarter 2015 financial results, at least one additional financial covenant will be breached under the agreement. The Company is currently in discussions with its lender in order to obtain the necessary waivers and covenant relief to cure applicable events of default. Under the credit facility the lender may call the note at any time and, as a result, amounts outstanding under the credit facility have been reflected as a current liability on the Company’s balance sheet in its 2014 financial statements.

Dividends on Series A Preferred Stock

On March 9, 2015, the Company announced that it was suspending payment of dividends on its Series A Preferred Stock for the quarter ending March 31, 2015 in order to preserve capital. As a result of the decline in natural gas and oil prices, the resulting impact on the Company’s cash flows from operations, the uncertainty of the upcoming borrowing base reduction on the Company’s available liquidity, future payment of cash dividends on the Series A Preferred Stock is uncertain.

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges.  The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of net loss to clean earnings for the years ended December 31, 2014 and 2013, respectively, contained below.

	Year ended December 31,
	2014	2013

Net loss attributable to common stock as reported under US GAAP	$ (11,308)	$ (16,796)
Add back non-cash items:
Benefit for income taxes	(1,236)	(6,660)
Depreciation, depletion, amortization and accretion expense	19,673	21,218
Non-cash loss (gain) on derivatives[1]	(6,790)	6,656
Stock-based compensation expense	789	744
Impairments, abandonments and dry hole costs	1,708	4,992
Provision for gas-to-liquids advances	1,160	-
Other non-cash items[2]	907	13
Clean Earnings	$ 4,903	$ 10,167

Clean Earnings per Share	$ 0.36	$ 0.90

(1)

Non-cash loss (gain) on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (includes commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.

(2)

During the year ended December 31, 2014, the Company recorded severance costs of $1,178 for three former executives.  The unpaid portion of $907  as of December 31, 2014 is shown as an add-back to earnings.  The Company expects to pay out the severance in its entirety by year end 2016.

The table below shows the reconciliation of the PV-10 to the standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP). PV-10 is the estimate of the present value of future net revenues from estimated proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their present value. The Company believes PV-10 to be an important measure for evaluating the relative significance of our oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company.

	As of December 31,
	2014	2013
Present value of estimated future net cash flows
before income taxes, discounted at 10%	$99,893	$78,183

Reconciliation of non-GAAP financial measure:
PV-10	$99,893	$78,183
Less: Undiscounted income taxes	(30,326)	(13,532)
Plus: 10% discount factor	20,545	10,653
Discounted income taxes	(9,781)	(2,879)
Standardized measure of discounted future
net cash flows	$90,112	$75,304

About Escalera Resources Co.

Escalera is headquartered in Denver, CO, with executive offices in Houston, TX and a regional office is Casper, WY. Escalera explores, develops and transports natural gas in the U.S. Escalera is seeking strategic acquisitions of abundant, low cost dry natural gas assets that are currently undervalued or underutilized and identifying alternative ways to enhance the value of its dry natural gas reserves.

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This release may contain forward-looking statements regarding Escalera’s future and expected performance based on assumptions that it believes are reasonable.  No assurances can be given that these statements will prove to be accurate.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, liquidity and capital constraints and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission.  Escalera undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Adam Fenster

Chief Financial Officer

(303) 794-8445

www.escaleraresources.com